Exhibit 4.1

Execution version

FIRST SUPPLEMENTAL INDENTURE dated as of March 18, 2013, among GlaxoSmithKline Capital Inc., a corporation organized under the laws of the State of Delaware (the “Company”), GlaxoSmithKline plc, a public limited company incorporated under the laws of England and Wales, as guarantor (the “Guarantor”), and Law Debenture Trust Company of New York (as successor to Citibank, N.A.), a company duly organized and existing under the laws of the State of New York (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantor and Citibank, N.A., a national banking association duly organized and existing under the laws of the United States (the “Former Trustee”), entered into an indenture, dated as of April 6, 2004 (the “Indenture”), relating to the issuance from time to time by the Company of its Securities;

WHEREAS, the Company, the Guarantor, the Former Trustee and the Trustee entered into an Instrument of Resignation, Appointment and Acceptance, dated as of December 27, 2007, whereby the Former Trustee resigned as trustee, and the Trustee was appointed, and accepted its appointment, as trustee under the Indenture;

WHEREAS, Section 10.01 of the Indenture provides, among other things, that a supplemental indenture may be entered into by the Company, the Guarantor and the Trustee, without notice to or the consent of any Holders, (i) to establish the terms of Securities of any series; and/or (ii) to make any change that does not materially and adversely affect the rights of any Holder of Securities outstanding prior to the date of such supplemental indenture;

WHEREAS, the Company and the Guarantor have requested the Trustee to join with it in the execution and delivery of this first supplemental indenture (the “First Supplemental Indenture”) in order to supplement and amend the Indenture, solely with respect to Securities issued on or after the date hereof, to: (1) amend certain redemption provisions; (2) amend certain covenants of the Company and the Guarantor; and (3) amend the definition of “Event of Default”; in no event will the provisions of this First Supplemental Indenture affect the interests of the Holders of Securities of any series outstanding prior to the date of this First Supplemental Indenture in any respect;

WHEREAS, the Company and the Guarantor have determined that this First Supplemental Indenture complies with said Section 10.01, does not affect the interests of any Holders of Securities outstanding prior to the date of this First Supplemental Indenture and does not require notice to or the consent of any Holders; and

WHEREAS, the Company and the Guarantor represent and warrant that all things necessary to make this First Supplemental Indenture a valid agreement of the Company, the Guarantor and the Trustee, in accordance with the terms of the Indenture, and a valid amendment of and supplement to the Indenture have been done;

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the mutual covenants contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Company, the Guarantor and the Trustee hereby agree, for the equal and ratable benefit of the Holders, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture, as supplemented and amended hereby. All definitions in the Indenture shall be read in a manner consistent with the terms of this First Supplemental Indenture.

SECTION 1.02 Additional Definitions.

“Additional Amounts” has the meaning specified in Section 2.01 hereof.

“EDGAR System” means the EDGAR filing system of the Commission and the rules and regulations pertaining thereto promulgated by the Commission in Regulation S-T under the Securities Act and the Exchange Act, in each case as the same may be amended or succeeded from time to time (and without regard to format).

“Taxes” has the meaning specified in Section 2.01 hereof.

ARTICLE II

AMENDMENTS TO THE INDENTURE

SECTION 2.01 Amendments to Section 4.05 Relating to Payment of Additional Amounts. Section 4.05 of the Indenture is amended, with respect to Securities outstanding under series created on or after the date hereof, to read as follows:

“Section 4.05 Payment of Additional Amounts. All payments of Principal and interest in respect of the Securities shall be free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge of any nature whatsoever imposed or levied by or on behalf of (i) the government of the United Kingdom or of any territory of the United Kingdom or by any authority or agency therein or thereof having the power to tax or (ii) the government of the United States or of any state or territory of the United States or by any authority or agency therein or thereof having the power to tax (collectively, “Taxes”), except to the extent such Taxes are required to be withheld or deducted by law or by the interpretation or administration thereof. If either the Company or the Guarantor is so required to withhold or deduct any amount for or on account of Taxes from any payment made in respect of the Securities, the Company or the Guarantor, as the case may be, shall pay such additional amounts (“Additional Amounts”) as may be necessary such that the net amount received by each Holder (including such Additional Amounts) after such withholding or deduction shall not be less than the amount such Holder would have received if the Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to Taxes:

(a) that would not have been imposed but for the existence of any present or former connection between such Holder or beneficial owner of the Securities (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership or corporation) and the United Kingdom or the United States or any political subdivision or territory or possession thereof or therein or area subject to its jurisdiction, including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or domiciled thereof or a national thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein;

(b) that are estate, inheritance, gift, sales, transfer, personal property, wealth or similar taxes, duties, assessments or other governmental charges;

(c) that are payable other than by withholding from payments of Principal of or interest on the Securities;

(d) that would not have been imposed but for the failure of the applicable recipient of such payment to comply with any certification, identification, information, documentation or other reporting requirement to the extent such compliance is required by applicable law or administrative practice or an applicable treaty as a precondition to exemption from, or reduction in, the rate of deduction or withholding of such Taxes;

(e) that would not have been imposed but for the presentation of a Security (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later;

(f) that are imposed on a payment to an individual and are required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such Directive;

(g) that would not have been imposed if presentation for payment of the relevant Securities had been made to a Paying Agent other than the Paying Agent to which the presentation was made;

(h) that are imposed solely by reason of the Holder or beneficial owner owning or having owned, actually or constructively, 10% or more of the total combined voting power of all classes of the Company’s stock entitled to vote;

(i) that would not have been imposed but for a failure by the Holder or beneficial owner (or any financial institution through which the Holder or beneficial owner holds any Security through which payment on the Security is made) to comply with any certification, information, identification, documentation or other reporting requirements (including entering into and complying with an agreement with the U.S. Internal Revenue Service) imposed pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code as in effect on the date of issuance of the Notes or any successor or amended version of such provisions; or

(j) any combination of the foregoing clauses (a) through (i);

nor shall Additional Amounts be paid with respect to any payment of the Principal of or interest on any Security to any such Holder who is a fiduciary or a partnership or a beneficial owner who is other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such Additional Amounts had it been the Holder of the Security.

The Company shall maintain, in respect of Securities of each series outstanding, at least one Paying Agent located outside the United Kingdom. In the event that a Paying Agent with respect to Securities of a particular series is maintained in any member state of the European Union, the Company shall maintain a Paying Agent in at least one member state that will not be obliged to withhold or deduct taxes pursuant to any law implementing European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income, provided there is at least one member state that does not require a paying agent to withhold or deduct pursuant to such Directive.

The obligation of the Company or the Guarantor, as the case may be, to pay Additional Amounts if and when due will survive the termination of this Indenture and the payment of all amounts in respect of the Securities.”

SECTION 2.02 Amendments to Section 4.08 Relating to Reports by the Company and the Guarantor. Paragraph (a) of Section 4.08 of the Indenture is amended, with respect to Securities outstanding under series created on or after the date hereof, to read as follows:

“(a) file with the Trustee, within 15 days after the Company or the Guarantor, as the case may be, is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company or the Guarantor may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company or the Guarantor is not required to file information, documents or reports pursuant to either of such Sections, then it will file with the Trustee, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations; provided that reports, information and documents filed by the Company or the Guarantor with the Commission via the EDGAR System will be deemed filed with the Trustee for purposes of this Section 4.08 as of the time that such reports, information and documents are filed via the EDGAR System;”.

SECTION 2.03 Amendments to Section 7.01 Relating to Events of Default.

(a) Paragraph (c) of Section 7.01 of the Indenture is amended, with respect to Securities outstanding under series created on or after the date hereof, to replace the number “60” with “90.”

(b) Paragraph (d) of Section 7.01 of the Indenture is amended, with respect to Securities outstanding under series created on or after the date hereof, to read as follows:

“(d) default under any bond, debenture, note or other evidence of indebtedness for money borrowed of the Company or the Guarantor (not including any indebtedness for which recourse is limited to property purchased) having in any particular case an aggregate outstanding principal amount in excess of £100,000,000 (or its equivalent in any other currency), whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being accelerated and declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or such indebtedness having been discharged; provided that there shall not be deemed to be an Event of Default if such acceleration is rescinded or annulled or such payment is made within 10 days after there has been given to the Company and the Guarantor by the Trustee or to the Company, the Guarantor and the Trustee by the Holders of 25% or more in aggregate principal amount of the Securities of such series a written notice specifying such default and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;”.

ARTICLE III

GENERAL PROVISIONS

SECTION 3.01 Trustee Makes No Representation. The recitals contained herein shall be taken as the statements of the Company and the Guarantor, and the Trustee assumes no responsibility for the correctness of same. The Trustee makes no representation as to the validity of this First Supplemental Indenture.

SECTION 3.02 Effect of the First Supplemental Indenture. This First Supplemental Indenture supplements the Indenture and shall be a part, and subject to all the terms, thereof. The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and the First Supplemental Indenture shall be read, taken and construed as one and the same instrument; provided, however, that any provision in this First Supplemental Indenture which conflicts with any corresponding provision in the Indenture shall replace such conflicting terms in the Indenture in their entirety, to the extent that such terms relate to any Securities issued hereafter. All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Indenture unless not permitted by law.

SECTION 3.03 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 3.04 Trust Indenture Act. The Company and the Guarantor hereby certify that this First Supplemental Indenture conforms to the current requirements of the Trust Indenture Act.

SECTION 3.05 Governing Law; Waiver of Jury Trial. The laws of the State of New York shall govern this First Supplemental Indenture. Each of the Company, the Guarantor and the Trustee hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this First Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.

GLAXOSMITHKLINE CAPITAL INC.,
as Issuer

By:	/s/ Simon Dingemans
	Name:	Simon Dingemans
	Title:	Director

GLAXOSMITHKLINE PLC, as Guarantor

By:	/s/ Simon Dingemans
	Name:	Simon Dingemans
	Title:	Chief Financial Officer

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Trustee

By:	/s/ James D. Heaney
	Name:	James D. Heaney
	Title:	Managing Director